Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:
James H. Weber	Steven F. Cooper
Senior Vice President,	Vice President
Marketing and Investor Relations Officer	Marketing Officer
Tel: (440) 989-3005	Tel: (440) 989-3007

LNB Bancorp, Inc. Reports Fourth-Quarter and Year-end Results

Fourth-Quarter Net Income Increases 38 Percent
Providing Strong Momentum Entering 2005

Lorain, Ohio–January 28, 2005–LNB Bancorp, Inc. (NASDAQ: LNBB), today reported financial results for its fourth quarter and full year ended December 31, 2004.

Net income for the fourth quarter of 2004 increased 38 percent, reaching $1,165,000, compared with $845,000 in last year’s fourth quarter. Diluted net income per share for the 2004 fourth quarter increased 37 percent to $0.18 versus $0.13 in the comparable period of 2003.

For the full year ended December 31, 2004, the Company reported net income of $7,475,000, or $1.13 per diluted share, compared with $7,715,000, or $1.17 per diluted share—a decrease of three percent. The decrease in full-year earnings reflects a non-cash charge of $1,158,000 to write down the Company’s investments in FNMA and FHLMC preferred stock to reflect their current market value.

President and Chief Executive Officer James F. Kidd stated, “We are pleased with our operating results for 2004, and particularly satisfied to have ended the year on such a strong note. Excluding the non-cash securities write-down, fourth-quarter earnings were $1.9 million or $0.29 on a diluted earnings per share basis, and net income for the year was $8.2 million or $1.24, also on a diluted earnings per share basis.”

Mr. Kidd continued, “We have also absorbed approximately $300,000 of pre-tax losses during the fourth quarter associated with integrating our Mortgage One Banc acquisition. The business model was successfully revised with adjustments made to pricing, staffing and operations, and the undertaking has gone according to plan. We are optimistic that Mortgage One Banc will be accretive to earnings beginning in 2005’s first quarter.”

Total loans at year-end set a new company record of $575 million. Net new loan activity of $41 million during the year, increased total net loans by 7.7 percent versus year-end 2003. The Bancorp reported that increases in commercial loans in 2004 were the primary growth driver in the loan portfolio. The growth in net new loans, combined with higher interest rates, improved net interest income in the last three months of 2004.

Net interest income increased three percent in the fourth quarter of 2004 compared with the like period a year ago. During the fourth quarter, net interest margin was 4.10 percent, unchanged from the same period in 2003. For the full year, net interest income decreased two percent to $28.1 million from $28.7 million in 2003. Net interest margin for 2004 was 4.02 percent—down 22 basis points from 4.24 percent in 2003.

“Our record loan portfolio reinforces our relationship-oriented business model and demonstrates that we continue to compete successfully with larger regional banks in our markets. We realized loan growth in our traditional markets as well as newer contiguous markets. Given the positive trends in loan growth and rebound in net interest income that we experienced in the closing months of the year, we are optimistic about the outlook for 2005,” Kidd added.

Mr. Kidd continued, “Improving asset quality was one of our primary objectives in 2004. Additional resources were allocated to the collection of delinquent loans and to upgrade the underwriting of new loans. We are pleased to report that we made significant strides on this front as we moved through the year.”

Nonperforming loans declined to $4.9 million at December 31, 2004, compared with $5.6 million at September 30, 2004, and $5.2 million at December 31, 2003. Charge-offs for the fourth-quarter and full-year 2004 were $364,000 and $2,092,000, respectively. For the same periods in 2003, charge-offs totaled $482,000 and $1,618,000, respectively. In 2004, net charge-offs were 0.38 percent of average loans compared with 0.31 percent in 2003.

The provision for loan losses was $399,000 in the fourth quarter of 2004 compared with $570,000 for the same period of 2003. For the year ended December 31, 2004, the provision for loan losses totaled $1,748,000 versus $2,695,000 in 2003. The Company’s allowance for loan losses at December 31, 2004, was $7.4 million compared with $7.7 million on December 31, 2003. The ratio of the allowance for loan losses to nonperforming loans was 150 percent on December 31, 2004, a modest improvement from 149 percent at the end of last year.

Noninterest income was $2.0 million for the three months ended December 31, 2004, compared with $2.5 million last year. Excluding the write-down of preferred securities in 2004’s fourth quarter, noninterest income was $3.1 million—a 26 percent increase from the same period in 2003, reflecting improved Trust and Brokerage performance and revenue generated from our recently acquired subsidiary Mortgage One Banc.

Noninterest income was $10.5 million for the 12 months ended December 31, 2004, compared with $11.6 million for 2003. Excluding the write-down of the preferred securities in 2004, and the $820,000 one-time gain on the sale of the VISA portfolio in 2003, noninterest income increased 7.6 percent to $11.6 million compared with $10.8 million last year. Noninterest income for full-year 2004 benefited from the Bancorp’s transaction lending operation, which generated fees and gains on the sale of loans of $392,000 in its first year of operation.

For the fourth quarter of 2004, noninterest expense was $7.3 million compared with $7.8 million for the same period of 2003. Excluding a $1.7 million severance charge in the fourth quarter of 2003, noninterest expense was up 19.4 percent reflecting the timing of the factors described in the following paragraph.

Noninterest expense in all of 2004 decreased by 0.6 percent, or $147,000, to $26.3 million. Excluding the severance charge in 2003’s fourth quarter, however, noninterest expense for the full year increased by 5.9 percent, or $1.6 million. Costs related to the hiring of new staff at Mortgage One Banc, occupancy costs related to the new branches in Avon Lake and Avon, costs related to technology upgrades, and higher marketing and advertising expense were primarily responsible for the increase.

Total average assets increased to $759 million in 2004 compared with $738 million in 2003. Total average loans were $552 million in 2004 versus $526 million in 2003. Average total deposits for 2004 were $589 million versus $582 million in 2003. For 2004, the Company’s average equity to assets ratio was 9.15 percent versus 9.22 percent in 2003. Average stockholders’ equity for 2004 increased two percent to $69.5 million versus $68.1 million in 2003.

Mr. Kidd concluded, “With the improvement in asset quality, the accretive earnings power of Mortgage One Banc and the anticipated improvement in net interest margin, we expect our core earnings momentum realized in last year’s final quarter to continue into 2005.”

ABOUT LNB BANCORP, INC.
LNB Bancorp, Inc., is a $781.6 million financial holding company with two wholly owned subsidiaries: The Lorain National Bank and Charleston Insurance Agency, Inc., and a 49-percent-owned subsidiary, Charleston Title Agency, LLC. LNB Bancorp’s primary subsidiary, The Lorain National Bank, provides a full spectrum of financial services, including full-service community banking, specializing in commercial, personal banking services, and investment and trust services. LNB Mortgage LLC, a wholly subsidiary of Lorain National Bank provides an array of mortgage financing products, while North Coast Community Development Corporation, also a wholly owned subsidiary of Lorain National Bank, provides qualified community businesses with debt financing. Charleston Insurance Agency, Inc., offers life, long-term-care insurance and fixed-annuity products. Charleston Title Agency, LLC, offers traditional title services.

Lorain National Bank serves customers through 20 retail-banking centers and 24 ATMs in Lorain, eastern Erie and western Cuyahoga counties. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, please visit http://www.4lnb.com.

This press release contains forward-looking statements based on current expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc., conducts its operations

LNB Bancorp, Inc.
Fourth Quarter 2004 Financial Highlights
(Unaudited — Dollars in thousands except Share and Per Share Data)

	For the Quarter Ended		For the Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Income Statement Data
Net Interest Income	$7,283	$7,073	$28,120	$28,664
Net Interest Income — Fully Tax Equivalent	7,322	7,163	28,335	29,016
Provision for Loan Losses	399	570	1,748	2,695
Noninterest Income	1,961	2,476	10,475	11,626
Noninterest Expense	7,304	7,829	26,322	26,469
Income Taxes	376	305	3,050	3,411
Net Income	1,165	845	7,475	7,715

Per Share Data
Basic Earnings	$0.18	$0.13	$1.13	1.17
Diluted Earnings	0.18	0.13	1.13	1.17
Cash Dividends	0.18	0.19	0.72	0.70
Book Value	10.64	10.30	10.64	10.30
Market Value — High	20.70	21.00	21.60	23.95
Market Value — Low	19.50	20.17	18.28	18.17
Basic Weighted Average Common Shares Outstanding	6,641,167	6,610,119	6,631,392	6,605,560
Diluted Weighted Average Common Shares Outstanding	6,642,108	6,619,186	6,632,324	6,615,654

	For the Quarter Ended
	December 31, 2004	December 31, 2003
Key Ratios
Return on Average Assets	0.98%	1.05%
Return on Average Common Stockholders’ Equity	10.75%	11.33%
Efficiency Ratio	67.82%	63.01
Average Equity to Average Assets	9.15%	9.22%
Net Interest Margin	4.02%	4.24%
Net Charge Offs to Average Loans	0.38%	0.31%
Allowance for Loan Loss Reserve to Total Loans	1.28%	1.45%
Allowance for Loan Loss Reserve to Nonperforming Loans	150.09%	148.65%

Asset Quality
Loans Past Due 90 Days or More	$—	$46
Non-accrual Loans	4,921	5,154
Net Charge-Offs	2,092	1,618
Other Real Estate Owned	420	589

End of Period Balances
Assets	$781,649	$741,221
Deposits	605,543	581,344
Loans	575,224	533,975
Allowance for Loan Losses	(7,386)	(7,730)
Noninterest-bearing deposits	96,280	86,693
Interest-bearing deposits	509,263	494,651
Stockholders’ Equity	70,574	68,135

Average Balances
Total Assets	$759,537	$738,187
Earning Assets	707,031	687,147
Investments	150,227	157,770
Loans	551,515	526,116
Deposits	589,348	582,184
Equity	69,507	68,089